EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 and S-3 (Nos. 333-159953, 333-125471, 333-97273, 333-95827, 333-26339, 033-18150, 033-59733, 033-29658, 033-36430, and 333-161366) of Cash America International, Inc. of our report dated February 26, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated February 26, 2010 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Fort Worth, Texas
February 26, 2010